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Exhibit 99.1

1600 West Merit Parkway    •    South Jordan, UT 84095
Telephone: 801-253-1600    •    Fax: 801-253-1688

PRESSRELEASE

FOR IMMEDIATE RELEASE

Merit Medical Systems Signs Agreement with Premier

Tuesday September 7, 11:00 am ET

        SOUTH JORDAN, Utah—(BUSINESS WIRE)—Sept. 7, 2004—Merit Medical Systems Inc. (NASDAQ:NMS:MMSI), a leading manufacturer and marketer of proprietary disposable products used primarily in cardiology and radiology procedures, has signed a supplier agreement with Premier Purchasing Partners, L.P., the group purchasing organization of Premier Inc., an alliance of hospitals and health care organizations. The agreement took effect Sept. 1, 2004, and will run through Aug. 31, 2006. The agreement covers much of Merit's line of cardiology products, including diagnostic catheters, diagnostic guide wires, inflation devices, and angioplasty accessories.

        "We are pleased to make available to Premier members Merit's innovative line of cardiology products," said Fred P. Lampropoulos, Merit's chairman and chief executive officer. "We are proud to be recognized by Premier and these members as a valued business partner."

About Premier

        Premier Inc., is a strategic alliance owned by 200 of the nation's leading not-for-profit hospital and health care systems. These systems operate or are affiliated with 1,500 hospital facilities in 50 states and hundreds of other non-acute care sites. Premier supports health care providers in the key areas of strategic sourcing, supply chain improvement, comparative operations and clinical data/quality benchmarking and consulting, as well as insurance. Premier is headquartered in San Diego with offices in Chicago and Charlotte, N.C. For more information, please visit www.premierinc.com.

About Merit

        Founded in 1987, Merit Medical Systems Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical products used in interventional and diagnostic procedures, particularly in cardiology and radiology. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 70 individuals. Merit employs approximately 1,260 people worldwide, with manufacturing facilities in Salt Lake City and South Jordan, Utah; Santa Clara, Calif.; Angleton, Texas; and Galway, Ireland. For more information about Merit, visit www.merit.com.

        Statements contained in this release which are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended Dec. 31, 2003. Such risks and uncertainties include introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render the company's products obsolete, delays in obtaining regulatory approvals, potential product recalls, foreign currency fluctuations, changes in health care markets related to health care reform initiatives, litigation and other factors referred to in the company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will vary, and may vary materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

Contact:

  Merit Medical Systems Inc., South Jordan
  Anne-Marie Wright, 801-208-4167
  Fax: 801-253-1681
  awright@merit.com

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  Merit Medical Systems Signs Agreement with Premier